Exhibit 9(a)

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

1201 NORTH MARKET STREET

P.O. BOX 1347

WILMINGTON, DELAWARE 19899-1347

(302) 658-9200

(302) 658-3989 FAX

February 20, 2026

BlackRock ETF Trust

100 Bellevue Parkway

Wilmington, Delaware 19809

Re: BlackRock ETF Trust

Ladies and Gentlemen:

We have acted as special Delaware counsel to BlackRock ETF Trust, a Delaware statutory trust (the “Trust”), in connection with certain matters relating to the issuance of Shares of iShares Enhanced Emerging Markets Active ETF (the “Fund”), a series of the Trust (the “Registered Shares”). Capitalized terms used herein and not otherwise herein defined are used as defined in the Amended and Restated Agreement and Declaration of Trust of the Trust dated as of February 21, 2019 (the “Governing Instrument”).

In rendering this opinion, we have examined and relied on copies of the following documents, each in the form provided to us: Post-Effective Amendment No. 154 to Registration Statement No. 333-228832 under the Securities Act of 1933 on Form N-1A of the Trust to be filed with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”); the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on October 31, 2018 (the “Certificate of Trust”); the Governing Instrument; the By-laws of the Trust adopted on December 7, 2018, as amended by Amendment No. 1 thereto effective as of November 11, 2020 (as so amended, the “Bylaws”); resolutions adopted by the Trustees of the Trust on November 18, 2025 relating to the creation of the Fund (the “In-Concept Resolutions”); resolutions adopted by the Trustees of the Trust on or about the date hereof relating to the organization of the Fund (the “Organization Resolutions” and together with the In-Concept Resolutions, the “Resolutions” and the Resolutions together with the Governing Instrument, the Bylaws and the Registration Statement, the “Governing Documents”); and a certification of good standing of the Trust obtained as of a recent date from the State Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be

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February 20, 2026

executed, and the legal capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) the due formation or organization, valid existence and good standing of each entity that is a party to any of the documents reviewed by us under the laws of the jurisdiction of its respective formation or organization; (ii) the due adoption, authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced agreements, instruments, certificates and other documents (including the due adoption of the Resolutions by the Trustees of the Trust) and of all documents contemplated by the Governing Documents to be executed by investors desiring to become Shareholders; (iii) the payment of consideration for Shares, and the application of such consideration, as provided in the Governing Documents, the satisfaction of all conditions precedent to the issuance of Shares pursuant to the Governing Documents and compliance with all other terms, conditions and restrictions set forth in the Governing Documents in connection with the issuance of Shares; (iv) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance or transfer of Shares; (v) that no event has occurred , or prior to the issuance of Registered Shares will occur, that would cause a termination, dissolution or reorganization of the Fund or the Trust under the Governing Instrument or the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Delaware Act”); (vi) that the Trust became, prior to or within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended; (vii) that the activities of the Trust have been and will be conducted in accordance with the terms of the Governing Instrument and the Delaware Act; and (viii) that each of the documents examined by us is in full force and effect, expresses the entire understanding of the parties thereto with respect to the subject matter thereof and has not been amended, supplemented or otherwise modified, except as herein referenced. We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no other documents, facts or circumstances that are contrary to or inconsistent with the opinions expressed herein. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of the Registration Statement, or any other registration or offering documentation relating to the Trust, the Fund or the Shares. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that the Registered Shares, when issued in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents, will constitute legally issued, fully paid and non-assessable shares of beneficial interest in the Trust.

We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion speaks only as of the date hereof and is based

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February 20, 2026

on our understandings and assumptions as to present facts, and on the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect. This opinion is intended solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied on by any other person or entity, or for any other purpose, without our prior written consent.

Very truly yours,

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/ David A. Harris

David A. Harris